Filed pursuant to Rule 424(b)(3)

Registration No. 333-252190

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated January 26, 2021)

Romeo Power, Inc.

Up to 62,150,554 Shares of Common Stock
Up to 12,266,648 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 4,763,058 Warrants

This prospectus supplement supplements the prospectus dated January 26, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252190). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on April 7, 2021 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the Securities and Exchange Commission. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 12,266,648 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 4,600,000 shares of Common Stock that are issuable upon the exercise of 4,600,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of RMG Acquisition Corp., a Delaware corporation (“RMG”), by the holders thereof, and (ii) up to 7,666,648 shares of Common Stock that are issuable upon the exercise of 7,666,648 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of RMG, by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus of (i) up to 62,150,554 shares of Common Stock (including up to 4,600,000 shares of Common Stock that may be issued upon exercise of the Private Warrants and 163,058 shares of Common Stock that may be issued upon exercise of 163,058 Public Warrants) and (ii) up to 4,763,058 Warrants, which consists of up to 4,600,000 Private Warrants and up to 163,058 Public Warrants.

Our Common Stock is listed on the New York Stock Exchange under the symbol “RMO”. On April 6, 2021, the closing price of our Common Stock was $12.80. Our Public Warrants were traded on the New York Stock Exchange under the symbol “RMO.WT”; however, the Public Warrants ceased trading on the New York Stock Exchange and were delisted following their redemption.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2021

Romeo Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38795	83-2289787
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4380 Ayers Avenue Vernon, CA 90058	90058
(Address of principal executive offices)	(Zip Code)

(833) 467-2237

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	RMO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.02.	Unregistered Sales of Equity Securities.

On April 5, 2021, Romeo Power, Inc. (the “Company”) entered into a long-term supply agreement with PACCAR Inc. (the “Supply Agreement”), pursuant to which, among other things, the Company agreed to issue 650,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to PACCAR Inc. in exchange for PACCAR Inc. entering into the Supply Agreement and in consideration of related vehicle integration activities.

The shares of Common Stock are being issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering and PACCAR Inc. has represented that it is an accredited investor as defined under Regulation D.

Item 7.01.	Regulation FD Disclosure.

On April 6, 2021, the Company issued a press release announcing the execution of the Supply Agreement. A copy of the press release is filed as Exhibit 99.1 hereto.

The information contained in this Item 7.01 (including the information contained in Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Press release, dated April 6, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Romeo Power, Inc.

Date: April 7, 2021	By:	/s/ Lauren Webb
	Name:	Lauren Webb
	Title:	Chief Financial Officer

Exhibit 99.1

ROMEO POWER AND PACCAR ENTER LONG-TERM SUPPLY AGREEMENT FOR PETERBILT 579 AND 520 BATTERY-ELECTRIC VEHICLES

LOS ANGELES, Calif. (APRIL 6, 2021) – Romeo Power, Inc. (“Romeo Power”) (NYSE: RMO), an energy technology leader delivering large-scale electrification solutions for complex commercial applications, announced today a long-term supply agreement with PACCAR (Nasdaq: PCAR), a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates, to provide battery packs, modules and battery management systems (BMS) for PACCAR’s battery electric vehicles (BEVs).

Under the agreement, Romeo Power will be a battery supplier for Peterbilt 579 and 520 BEVs in the United States and Canada through 2025. The start of production is anticipated to begin after 2021.

“Romeo Power is very pleased to extend its relationship with PACCAR through our new long-term supply agreement,” said Lionel Selwood, Jr., CEO of Romeo Power. “PACCAR will continue to be a great partner for Romeo Power as we work to achieve our shared goals of reducing emissions with safe, energy efficient technology solutions. We look forward to continuing to collaborate with PACCAR to deliver leading-edge energy technology solutions that provide our customers with the extended range, safety and reliability they need to succeed.”

“PACCAR is committed to industry-leading quality and innovation,” said Darrin Siver, PACCAR Senior Vice President. “Romeo Power’s battery technology solutions will enable PACCAR to deliver state-of-the-art transportation solutions that enhance customers’ operations and environmental impact. We are pleased to enter into a long-term supply agreement with Romeo Power as they are paving the way for cost-effective electrification within the commercial vehicle sector.”

About Romeo Power

Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering large-scale electrification solutions for complex commercial applications. The company’s suite of advanced hardware, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. Romeo Power's 113,000 square-foot manufacturing facility brings its flexible design and development process inhouse to pack the most energy dense modules on the market. To keep up with everything Romeo Power, please follow the company on social @romeopowerinc or visit romeopower.com.

Notice Regarding Forward Looking Statements

Certain statements in this press release may constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about the long-term supply agreement, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the performance of Romeo Power’s products; design and manufacturing changes and delays; demand for battery cells and supply shortages; and general economic and market conditions. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from those implied by our forward-looking statements. Forward-looking statements speak only as of the date they are made. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Romeo Power in general, see the risk disclosures in Romeo Power’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and Romeo Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Romeo Power

For Investors

ICR, Inc.

RomeoPowerIR@icrinc.com

For Media

ICR, Inc.

RomeoPowerPR@icrinc.com